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                                                                   EXHIBIT 10.35

                                   AGREEMENT

     This Agreement, dated as of January 24, 2000 is made and entered into by and between Amazon.com Commerce Services, Inc., ("ACI"), an indirect wholly owned subsidiary of Amazon.com, Inc. ("Amazon.com"), and drugstore.com, inc. ("drugstore.com"). ACI and drugstore.com sometimes are referred to collectively as the "Parties" and individually as a "Party." ACI and drugstore.com agree as follows:

Section 1.  Definitions

     Whenever used in this Agreement with initial letters capitalized, the following terms shall have the following specified meaning:

     "Amazon.com Health and Beauty Section" means an Amazon.com Product Section, to be created pursuant to this Agreement, featuring Drugstore Products and Beauty Products, to be labeled either "Drugstore," "Health and Beauty" or such other title as mutually agreed by the Parties.

     "Amazon.com Product Section" means any discrete group of products and services available at any time during the Term on the Amazon.com Site that is identified by a tab or other top-level product category identifier on the Amazon.com Site Home Page (such as "Books," "Music," "DVD and Video," "Toys," etc.), but excluding (a) the Amazon.com Site Home Page itself, and (b) any mechanisms, areas or services on or through which independent third parties may sell products or services through the Amazon.com Site (including, without limitation, the existing "Auctions", "zShops", "Sothebys.amazon.com" and "Amazon.com Advantage" areas and services of the Amazon.com Site, and any successors or replacements thereto).

     "Amazon.com Site" means that Web Site, the primary Home Page for which is identified by the URL www.amazon.com (and any successor or replacement Web
Site). For the avoidance of doubt, the "Amazon.com Site" does not include any other Web Sites maintained by or for Amazon.com, ACI or its Affiliates (including, without limitation, those Web Sites with the primary Home Pages identified by the URL's www.amazon.co.uk and www.amazon.de).
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     "Amazon.com Site Functionality" means, collectively: (a) tab, search and browse functionality available to users of the Amazon.com Site for navigating through Amazon.com Product Sections; (b) payment and transaction functionality available to users of the Amazon.com Site for purchasing products (including, without limitation, "shopping cart" and "Payment with 1-Click" functionality),
(c) any other functionality available on the Amazon.com Site that ACI may make available to drugstore.com from time to time, and (d) any future equivalents, improvements and enhancements of any of the foregoing.

     "Affiliate" means, with respect to either Party, any individual or entity that directly or indirectly controls, is controlled by or is under common control with that Party, or which such Party beneficially owns at least fifty percent (50%) of the equity interests therein;

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excluding any entity for which a drugstore.com or Amazon.com does not directly or indirectly control the operation and management thereof.

     "Beauty Products" means cosmetics and other makeup products, fragrance products, bathing products, skin care products and hair care products.

     "Change of Control" means, with respect to drugstore.com, a transaction or series of related transactions that results in (a) a sale of all or substantially of the assets of drugstore.com, (b) the transfer of fifty percent (50%) or more of the outstanding voting power of drugstore.com (other than to a subsidiary corporation wholly-owned by drugstore.com), (c) the acquisition by a person or entity, by reason of any contractual arrangement with one or more persons or entities, of the right or power to appoint or cause to be appointed a majority of the directors or officers of drugstore.com.

     "Closing" means the consummation of the purchase of common stock of drugstore.com by Amazon.com pursuant to the Stock Purchase Letter Agreement between Amazon.com and drugstore.com (the "Purchase Agreement").

     "Confidential Information" means all nonpublic information relating to a Party or its Affiliates that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential, including without limitation any information disclosing that a specific end-user traveled from the Amazon.com Site to the drugstore.com Site (however obtained). Confidential Information includes, without limitation, (a) all nonpublic information relating to a Party's or its Affiliates' technology, customers, business plans, promotional and marketing activities, finances and other business affairs and (b) all third party information that a Party or its Affiliates is obligated to keep confidential. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge. Confidential Information does not include any information that (i) has become publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party or its Affiliates, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

     "Disclosing Party" means a Party that discloses Confidential Information to the other Party in connection with this Agreement.

     "Drugstore Products" means health, beauty, wellness, personal care and prescription drug products, including over-the-counter drugs, first aid, contraceptives, vitamins and fitness supplements, natural health remedies (such as nutritional supplements, herbs and homeopathy), medical devices for home health care and other durable medical goods, and other products relating to hair, body, skin and eye care (e.g. contact lenses and contact lens solutions).

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     "drugstore.com Site Functionality" means, collectively: (a) functionality available on the drugstore.com Site that drugstore.com may make available to ACI or Amazon.com from time to time, and (b) any future equivalents, improvements and enhancements of any of the foregoing.

     "drugstore.com Site" means, collectively: (a) that Web Site, the primary Home Page for which is identified by the URL www.drugstore.com (and any successor or replacement Web Site); (b) that Web Site, the primary Home Page for which is identified by the URL www.beauty.com (and any successor or replacement
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Web Site); and (c) any other Web Sites operated by or for drugstore.com or its
Affiliates from time to time through which Drugstore Products or Beauty Products are sold or offered for sale.

     "Home Page" means, with respect to a Web Site, the Web page designated by the operator of the Web Site as the initial and primary end user interface for the Web Site.

     "Intellectual Property Right" means any patent, copyright, trademark, service mark, trade dress, trade name or trade secret right and any other intellectual property or proprietary right.

     "Launch Date" means the date on which the Amazon.com Health and Beauty
Section is made generally available to all Amazon.com customers, which date shall be mutually agreed by the Parties, but which date shall occur no later than 90 days after the Closing.

     "Receiving Party" means a Party that receives Confidential Information from the other Party in connection with this Agreement.

     "Site" means the Amazon.com Site or the drugstore.com Site, as required by the context.

     "Technology" means any design, specification, content (which includes product files, catalogs, images, and editorial content), data, URL, domain name, software, code, user interface, "look and feel," technique, algorithm, method, process, device, procedure, functionality or other technology or item.

     "Term" means the term of this Agreement as defined in Section 10.

     "Trademark" means any trademark, service mark, trade name, trade dress, proprietary logo or insignia or other source or business identifier.

     "Transition Page" means a page of the Amazon.com Health and Beauty Section that is part of the Amazon.com Site and contains representations of the drugstore.com site and contains live links to pages on the drugstore.com Site, as further described in Section 2.1.

     "Web Site" means any point of presence maintained on the Internet or on any other public data network. With respect to any Web Site maintained on the World Wide Web or any successor public data network, such Web Site includes all HTML pages (or similar unit

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of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain (such as http://www.amazon.com) or by the same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

     "Year" means any period of twelve (12) consecutive months commencing on the Closing, or on any anniversary of the Launch.

Section 2.  Amazon.com Health and Beauty Section

The overall goal of the Parties is to maximize drugstore.com customers and revenues through the Amazon.com Health and Beauty Section and create a superior customer experience on the Amazon.com Health and Beauty Section.

     2.1 Phase One -- Transition Page(s). ACI will create and, following the Launch Date, maintain on the Amazon.com Site during the Term the Amazon.com Health and Beauty Section, which shall include the Transition Page(s) ("Phase One"). The Amazon.com Health and Beauty Section in Phase One and Phase Two will be given generally the same treatment including visibility and persistence on the Amazon.com Site as the top five most prominent Amazon.com Product Sections, excluding any seasonal-based or one-time promotions involving one or more Amazon.com Product Sections or as a result of Amazon.com Site changes for a particular individual due to personalization of the Amazon.com Site by such individual. The format and functionality of the Transition Page(s) will be generally consistent with other pages of the Amazon.com Site, except that the coloring, graphics, fonts, logos and similar "look and feel" aspects of the Transition Page(s) will be generally consistent with similar characteristics of the drugstore.com Site. All links, including a tab as used on the Amazon.com Site as of the date hereof, and other navigation functions for the Amazon.com Health and Beauty Section on the Amazon.com Home Page will link directly to a Transition Page. The Transition Page(s) will contain hypertext links that will allow users to navigate directly to pages on the drugstore.com Site. The Parties will work together to determine the specific editorial and creative content, personalization, placement, promotions, messaging, and category names of the Transition Pages, ensuring consistency with the drugstore.com Site, including editorial and creative content, personalization, placement, promotions, messaging, and category names, pursuant to the implementation procedures set forth in Section 4. Subject to the foregoing, other than with respect to the Transition Pages, ACI will determine the content, appearance, functionality and all other aspects of the Amazon.com Site (including the Amazon.com Site Home Page) in its sole discretion.

     2.2 Phase Two - Catalog Integration and Single Checkout. On or before June 30, 2000, ACI in consultation with drugstore.com will determine the design and development schedule for implementation of certain of the Amazon.com Site Functionalities in order to enable Amazon.com customers to shop and pay for non-prescription products available on the drugstore.com Site (along with shopping and paying for all other products available on the Amazon.com Site) while shopping on the Amazon.com Site. The Parties intend that with respect to this Amazon.com Site Functionality, the shopping experience within the

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Amazon.com Health and Beauty Section will be consistent with the functionality of the other Amazon.com Product Sections with respect to search and checkout, while the general shopping experience within the Amazon.com Health and Beauty Section will be generally the same as the shopping experience on the drugstore.com Site and the coloring, graphics, logos, editorial, merchandising, features and services and other "look and feel" aspects of the Amazon.com Health and Beauty Section will remain generally the same as on the drugstore.com Site (except with respect to checkout and search) or as otherwise agreed to by drugstore.com, given the technical and production issues associated with the search and checkout features ("Phase Two"). Customers who purchase products through the Amazon.com Health and Beauty Section are customers of ACI, Amazon.com and drugstore.com. drugstore.com will be solely responsible for all order fulfillment and customer service for orders of products purchased from drugstore.com through the Amazon.com Health and Beauty Section. ACI or its Affiliates will provide drugstore.com with all order-related and customer-related data necessary for drugstore.com to fulfill its order fulfillment and customer service responsibilities as well as to recognize and transact with an Amazon.com Heath and Beauty Section customer as a repeat customer on the drugstore.com Site. Such information may include products ordered, name, address, email address and credit card information of the purchaser and other necessary information. drugstore.com shall be free to use such data and communicate with such customers as it uses such data for, and as it communicates with, its other customers. All revenues from sales of products or services in the Amazon.com Health and Beauty Section, other than cross-promoted products from other Amazon.com Product Sections, shall be drugstore.com revenues and Amazon.com and ACI shall have no right to any revenue share or other fees, except as set forth in Section 5.3. On or before December 31, 2000 and to the extent commercially reasonable and technically feasible, ACI and drugstore.com shall implement Phase Two in a manner that does not subject ACI, Amazon.com and their Affiliates to federal, state or local regulations involving pharmacists, over the counter drugs or homeopathic drugs and does not subject drugstore.com to any additional regulation of such kind, and further does not create any jurisdiction or authority for any governmental authority to impose material additional obligations to collect sales tax, use tax or similar tax in connection with any sales of products by ACI, Amazon.com, drugstore.com or their Affiliates. The parties will agree to pursue in good faith ways to permit customers to order prescription products through the Amazon.com Health and Beauty Section in Phase Two, and cross-promote products from other Amazon.com Product Sections.

     2.3 Redesign of Amazon.com Site. Without limiting the generality of the foregoing, nothing in this Agreement shall limit the ability of Amazon.com, ACI or their Affiliates to re-design or modify the appearance and functionality of the Amazon.com Site Home Page or Amazon.com Site from time to time, in their sole discretion; provided, however, that in the event of such a redesign or revision, the presentation of the Amazon.com Health and Beauty Section on the Amazon.com Site Home Page and throughout the Amazon.com Site will continue to receive generally the same treatment including visibility and persistence as the top five most prominent Amazon.com Product Sections as set forth in Section 2.1.

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     2.4  Certain drugstore.com Obligations.  During the Term, drugstore.com will (a) ensure that every page of the drugstore.com Site displayed to any user who links to the drugstore.com Site from the Amazon.com Site displays prominent, above-the-fold, graphical hypertext links to be designed by ACI in consultation with drugstore.com, which, when clicked, return the user to the Amazon.com Site,
(b) ensure that substantially all products available through the drugstore.com Site are available through the Amazon.com Health and Beauty Section, (c) ensure that prices of products offered through the Amazon.com Health and Beauty Section are equal to or lower than the prices for the same products on the drugstore.com Site, and (d) ensure that promotions related to products offered through the Amazon.com Health and Beauty Section (including, without limitation, discounts, free products with a purchase and "points"), are equal or superior to any such promotions generally offered by drugstore.com on the drugstore.com Site to the extent technically and commercially feasible. Notwithstanding the functionality necessary for a single checkout and catalog integration, drugstore.com will be solely responsible for all order fulfillment and customer service for orders of products from drugstore.com through the Amazon.com Health and Beauty Section.

     2.5 No Framing. Neither Party will use or authorize or assist any third party to use in connection with any links on its Site any framing techniques, interstitial advertisements, pop-up windows, new consoles or other items or techniques that would alter the appearance or presentation of the other party's Site from that seen by users hand-entering the applicable URL into their browser. Without limiting the generality of the foregoing, each Party specifically acknowledges that it will not cause or permit any new browser window to open upon any user's clicking on any link on its Site to the other Party's Site.

     2.6 Technical Standards; Customer Service. The Parties will at all times comply with the technical, site and customer service requirements as mutually agreed upon by the parties within 45 days of the Closing and to be added as Exhibit A, and comply with the privacy policies as set forth in Exhibit B. Without limiting the generality of the foregoing, drugstore.com will at all times conduct its dealings with customers who link to the drugstore.com Site from the Amazon.com Site in a professional and courteous manner which reflects favorably upon ACI and its Affiliates and the Amazon.com Site and will in any event ensure that (a) the drugstore.com Site is at all times at least generally comparable in quality, ease of use and performance to the Amazon.com Site; and
(b) the customer service provided to users of the drugstore.com Site is of no lesser quality, timeliness and responsiveness than that provided to users of the Amazon.com Site, so long as ACI or Amazon.com has delivered all relevant customer and order information in a timely and reliable manner.

     2.7 Referral Information. drugstore.com will not disclose any personally identifying information regarding users of the Amazon.com Site to any third party, or use or permit any third party to use such information to target communications specifically to users of the Amazon.com Site without ACI's prior written consent, provided, however, that nothing in the foregoing shall prohibit drugstore.com from contacting its own customers generally, so long as such contacts are not specifically and intentionally directed at customers who have linked to the drugstore.com Site from the Amazon.com Site.

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Section 3.  Promotional Activities

     3.1 Press Releases. Both Parties will issue mutually agreeable press releases describing the nature of their relationship upon or shortly after (a) the execution of this Agreement, disclosing that drugstore.com shall be the exclusive provider of Drugstore Products and Beauty Products on the Amazon.com Site, the Term, the Annual Fees and the purchase of drugstore.com common stock by Amazon.com pursuant to the Purchase Agreement, and (b) the Launch Date. Neither Party will issue any other press releases, make any other disclosures regarding this Agreement or its terms or the relationship between the parties except that either Party may speak in public regarding disclosures set forth in
(a) above, or use the other party's Trademarks (except as permitted by Section
6), without the other party's prior written consent, except that a Party may, without the other Party's prior consent, distribute or issue public relations materials or press releases that contain a description of the relationship of the Parties, provided that such description has been approved in advance by the Parties. Disclosure of this Agreement of the transactions contemplated herein required by applicable law or the transactions contemplated herein shall be governed solely by Section 11.2.

     3.2  Advertising.

          3.2.1 Amazon Customer Base. During the Term, ACI will exert reasonable commercial efforts to introduce the Amazon.com Health and Beauty Section to the Amazon.com customer base. For each Year of the Term, ACI will deliver advertising materials for the Amazon.com Health and Beauty Section to the Amazon.com customer base via electronic mail and product shipments to Amazon.com customers as the Parties shall mutually agree.

     ACI shall make commercially reasonable efforts to deliver these electronic mail and product shipments ratably over each year, unless otherwise agreed to by drugstore.com. Each such advertisement shall include a promotional offer, the specific nature of which shall be agreed upon by the Parties, but the final determination of which shall rest with drugstore.com so long as the promotion shall be deemed reasonably attractive to an Amazon.com customer. During Phase One, such electronic mail and product shipments shall contain no promotions other than for drugstore.com unless otherwise directed by drugstore.com. During Phase Two, such electronic mail shall contain no promotions other than for the Amazon.com Health and Beauty Section; provided that the drugstore.com brand shall be at least as prominent as any Amazon.com brand included in all such promotions. During Phase Two, if the parties determine that the conversion rates for product shipment promotions containing Amazon.com Health and Beauty Section promotions are materially lower than conversion rates for product shipment promotions containing drugstore.com promotions, the parties agree to mutually determine whether all remaining product shipment promotions contain no promotions other than for drugstore.com. drugstore.com shall design, produce, and pay for all materials to be included in such emails and product shipments, provided such design is subject to the reasonable prior approval of ACI. If drugstore.com and ACI agree that ACI shall handle design or production, drugstore.com shall reimburse ACI for its reasonable costs; provided that Amazon.com shall not charge drugstore.com for any internal costs associated with

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segregating and delivering such emails or product shipments. ACI will invoice
drugstore.com on a monthly basis for the costs incurred by ACI, and drugstore.com will pay ACI the invoiced sums within thirty (30) days after receipt of the applicable invoice.

          3.2.2 Other Continuing Marketing Efforts. ACI will make commercially reasonable efforts to include the Amazon.com Health and Beauty Section in placements on the Amazon.com Site consistent including in terms of visibility of and persistence, with placements of the other top five most prominent Amazon.com Product Sections to the extent technically feasible, including cross-sell prompts, reminders on order confirmation and checkout pages, daily specials on the Amazon.com Home Page and other pages on the Amazon.com Site, placements on search results pages and other programmatic techniques used by Amazon.com to promote Amazon.com Product Stores. In addition, if and when ACI produces catalogs for multiple Amazon.com Product Sections, ACI will advertise the Amazon.com Health and Beauty Section through such catalogs in a manner generally consistent with the promotion of other Amazon.com Product Sections through such catalogs.

     3.2.3 Advertising Budget. For each Year during the Term, ACI will commit to an incremental funds budget of one million dollars ($1,000,000) that is incremental to Amazon.com's other marketing efforts for general advertising through traditional media outlets specifically promoting the Amazon.com Health and Beauty Section. Such funds will be used to cover actual payments to third parties for the advertising placements and production costs. ACI will determine the nature, timing and content of which shall be determined by ACI in its sole discretion, subject to the reasonable prior review and approval of drugstore.com, which will not be unreasonably withheld.

     3.2.4 Competitive Advertising. Neither Amazon.com nor ACI shall post or serve, or permit to be posted or served, on any page of the Amazon.com Site (excluding any mechanisms, areas or services on or through which independent third parties may sell products or services through the Amazon.com Site (including, without limitation, the existing "Auctions", "zShops", "Sothebys.amazon.com" and "Amazon.com Advantage" areas and services of the Amazon.com Site, and any successors or replacements thereto), any advertising banner, promotional button, promotion link or other advertising or promotional placement or materials related to any competitor of drugstore.com.
drugstore.com will not post, or permit to be posted or served, on any page of the drugstore.com Site displayed to any user who links to the drugstore.com Site from the Amazon.com Health and Beauty Section, any advertising banner, promotional button, promotion link or other advertising or promotional placement or materials related to any competitor of Amazon.com, ACI or their Affiliates.

          3.2.5 Other Advertising. Neither ACI nor Amazon.com shall place any third party advertising on the Transition Pages or within the Amazon.com Health and Beauty Section without drugstore.com's prior consent.

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Section 4.  Implementation

     4.1 Account Managers. Each Party will assign an account manager (which manager shall be subject to change from time to time by the assigning Party upon written notice to the other Party) to oversee the performance of such Party's obligations under this Agreement and to facilitate coordination of the Parties' performance of their respective obligations (including, without limitation, the creation and maintenance of the Transition Pages, the integration of the Amazon.com Site Functionality with the drugstore.com Site, and the advertising activities contemplated in Section 3). The account managers will meet at least once every three (3) months during the Term to review the implementation of this Agreement and to explore methods for improving performance.

     4.2 Cooperation. During the Term, the Parties will cooperate in good faith and use commercially reasonable efforts to (a) provide a positive customer experience between the Amazon.com Health and Beauty Section and the drugstore.com Site, (b) maximize conversion rates and sales from or through the Amazon.com Health and Beauty Section, and (c) review opportunities for cross-marketing each Party's products.

     4.3 Dedicated Personnel. Each Party will dedicate during the Term the appropriate resources and personnel to produce and promote the Amazon.com Health and Beauty Section. Each Party's designated employees will be subject to change from time to time by such Party in its sole discretion upon notice to the other Party.

     4.4 Traffic Data. Throughout the Term as is reasonably available, on a monthly basis, each Party will provide the other Party all relevant data requested from time to time by the such Party concerning behavior on the drugstore.com Site and the Amazon.com Health and Beauty Section, as the case may be. The Parties will hold such data in confidence and will not use it except in connection with their marketing efforts, or otherwise in accordance with such reasonable guidelines as the Parties may agree upon. Notwithstanding anything contained in this Section 4.4, neither Party will be required to deliver to the other Party any user data in violation of its then-existing, generally applicable policies regarding the protection of user information with respect to the drugstore.com Site or the Amazon.com Site or in contravention of any applicable law or regulation.

     4.5 Dispute Resolution. In all discussions and activities relating to this Agreement, ACI and drugstore.com will cooperate in good faith to accomplish the objectives specified in this Agreement. If any dispute arises relating to either Parties' rights or obligations under this Agreement, and the Parties are unable to resolve the dispute in the ordinary course of business, ACI and drugstore.com will use good-faith efforts to resolve the matter in accordance with this Section 4.5. Within three (3) days following the written request of either Party (which will describe the nature of the dispute and other relevant information), the Parties' account managers pursuant to Section 4.1 will meet to resolve the dispute at a mutually convenient time and place. If the account managers are unable to resolve the dispute within two (2) days following their initial meeting, they will refer the matter to the Parties' divisional executives who are responsible for the administration of this Agreement, along with a written statement (or statements) describing the nature of the

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dispute and other relevant information. Within three (3) days following the referral of the matter to the Parties' divisional executives, the divisional executives will meet to resolve the dispute at a mutually convenient time and place. Additional representatives of the parties (but not their accounting managers) may be present at the meeting. If the divisional executives are unable to resolve the dispute within two (2) days following their initial meeting, they will refer the matter to the Parties' General Counsels, along with a written statement (or statements) describing the nature of the dispute and other relevant information. Within three (3) days following the referral of the matter to the Parties' General Counsels, the General Counsels will meet to resolve the dispute at a mutually convenient time and place. Additional representatives of the parties (but not their account managers or divisional executives) may be present at the meeting. If the General Counsels are unable to resolve the dispute, either Party shall be free to pursue any remedy it shall have at law or in equity. Any resolution reached under this Section 4.5 will be reduced to writing and signed by the Parties. During any dispute resolution procedure conducted under this Section 4.5, the Parties will diligently perform all obligations hereunder that are not directly related to the dispute.

Section 5.  Compensation

     5.1 General. Except as expressly provided for elsewhere in this Agreement, each Party will be responsible for all costs and expenses incurred by such Party in performing its obligations under this Agreement.

     5.2 Setup Fee. Upon the Closing, drugstore.com shall pay to ACI a non-refundable set-up fee in the amount of three million dollars ($3,000,000), representing compensation for engineering work performed.

     5.3 Annual Fees. During the Term, drugstore.com will pay ACI annual fees in the amounts set forth below ("Annual Fees"):

     Year 1:  $27,000,000.00

     Year 2:  $35,000,000.00

     Year 3:  $40,000,000.00

     Subject to Section 10.5.2, drugstore.com will pay each of the Annual Fees set forth above in four (4) equal installments due at the end of each consecutive three month period of the Term following the Launch Date ("Quarterly Payments").

     5.4 Prepayment. At the Closing, drugstore.com will pay to ACI $27,000,000.00 via wire transfer, which payment will represent prepayment of the first four Quarterly Payments due under Section 5.3, such that after such prepayment drugstore.com shall have no obligation to make Quarterly Payments until the fifth Quarterly Payment becomes due at the end of the fifth quarter of the Term following the Launch Date.

     5.5 Year 3 Equity Option. The parties acknowledge that, at the sole discretion of ACI, but with drugstore.com's approval, drugstore.com shall issue at the second anniversary of the Launch to Amazon.com shares of common stock of drugstore.com with a

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then-current fair market value equal to the Annual Fee owed for Year 3 in lieu of such Annual Fee.

     5.6 Overdue Payments. Payments called for by this Section 5 that are not received within fifteen (15) days of receipt of an invoice after the end of the period for which payment is due will bear interest at a rate equal to the lesser of one and one-half percent (1-1/2%) per month or the maximum legal rate permitted under the controlling law. Payment of such interest shall not cure or excuse any breach of any underlying payment obligation.

     5.7 Allocation of Payments. The parties acknowledge and agree that the Annual Fees shall be allocated as consideration for advertising services and intangible rights granted by ACI to drugstore.com hereunder, including the proprietary rights granted to drugstore.com under Section 6, as set forth on Exhibit C.

Section 6.  Proprietary Rights

     6.1  Ownership.

          6.1.1 ACI. As between the Parties, ACI reserves all right, title and interest in and to the "ACI-Furnished Items," as defined below, the "ACI-Owned Developments," as defined below and the Amazon.com Site, along with all Intellectual Property Rights associated with any of the foregoing and no title to or ownership of any of the foregoing is transferred or, except as expressly set forth in Section 6.2, licensed to drugstore.com or any other person or entity. drugstore.com hereby assigns to ACI all right, title and interest that it may have or acquire in and to such items and all associated Intellectual Property Rights, and drugstore.com shall take, at ACI's expense, any actions (including, without limitation, execution and delivery of affidavits and other documents) reasonably requested by ACI to effect, perfect or confirm ACI's or its designee's right, title and interest therein. As used herein, ACI-Furnished Item" means any Technology or Trademark of ACI, Amazon.com or their Affiliates, as the case may be, that (a) is owned or controlled (e.g., by license or otherwise) by ACI, Amazon.com or their Affiliates, as the case may be, (b) is furnished by ACI for use in connection with the activities contemplated by this Agreement, and (c) was developed or in existence prior to the date of this Agreement or is at any time developed by or for ACI, Amazon.com or their Affiliates independent of the activities contemplated by this Agreement. The ACI-Furnished Items include, without limitation, the Amazon.com Site Functionality. As used herein, "ACI-Owned Development" means any Technology (including, without limitation, any adaptation, modification, improvement or derivative work of any ACI-Furnished Item or any drugstore.com-Furnished Item) that is developed (as permitted by this Agreement) by either Party or jointly by the Parties specifically for use solely on the Amazon.com Site or in the Amazon.com Heath and Beauty Section in connection with the activities contemplated by this Agreement; provided, however, that the ACI-Owned Developments do not include, without limitation, any drugstore.com-Furnished Items, as defined below. The ACI-Owned Developments will also include, without limitation, all adaptations, modifications, improvements or derivative works of the Amazon.com Site Functionality that are developed (as permitted by this Agreement) by either Party or jointly by the Parties unless such item is so developed specifically to link or communicate between the Amazon.com Site and the drugstore.com Site. At the termination of the Agreement, drugstore.com will return all ACI-Furnished Items to ACI and drugstore.com shall have no further rights thereto.

          6.1.2 drugstore.com. As between the Parties, drugstore.com reserves all right, title and interest in and to the "drugstore.com-Furnished Items," as defined below, the "drugstore.com-Owned Developments," as defined below, and the drugstore.com Site., along with all Intellectual Property Rights associated with any of the foregoing and no title to or ownership of any of the foregoing is transferred or, except as expressly set forth in Section 6.3, licensed to ACI or any other person or entity. ACI hereby assigns and agrees to assign to drugstore.com all right, title and interest to such items and all associated Intellectual Property Rights, and ACI shall take, at drugstore.com's expense, any actions (including, without limitation, execution and delivery of affidavits and other documents) reasonably requested by drugstore.com to effect, perfect or confirm drugstore.com's or its designee's right, title and interest therein. As used herein, "drugstore.com-Furnished Item" means any Technology or Trademark of drugstore.com that (a) is owned or controlled (e.g., by license or otherwise) by drugstore.com or its Affiliates, as the case may be, (b) is furnished by drugstore.com for use in connection with the activities contemplated by this Agreement, and (c) was developed or in existence prior to the date of this Agreement or is at any time developed by or for drugstore.com independent of the activities contemplated by this Agreement. "drugstore.com-Owned Development" means any Technology (including, without limitation, any adaptation, modification, improvement or derivative work of any ACI-Furnished Item or any drugstore.com-Furnished Item) that is developed (as permitted by this Agreement) by either Party or jointly by the Parties specifically for use solely on the drugstore.com Site in connection with the activities contemplated by this Agreement; provided, however, that the drugstore.com-Owned Developments will not include, without limitation, any ACI-Furnished Item or any adaptation, modification, improvement or derivative work of the Amazon.com Site Functionality that is developed by either Party or jointly by the Parties. At the termination of the Agreement, ACI shall return all drugstore.com-Furnished Items to drugstore.com and ACI shall have no further rights thereto.

          6.1.3 Joint. ACI and drugstore.com shall each have an equal and undivided ownership interest in and to the Joint Developments, as defined below, and all associated Intellectual Property Rights, with no duty on the part of either Party to account to the other Party with respect to its use and exploitation of the same. Without limiting the generality of the foregoing, either Party may: (a) make, manufacture, assemble, produce, market, sell, distribute, transfer, use, license and otherwise commercially and non-commercially exploit and deal with the Joint Developments; provided, that neither party shall seek or obtain any registration of any Intellectual Property Rights associated with the Joint Developments without the other Party's prior written consent, (b) make, manufacture, assemble, produce, market, sell, distribute, transfer, use, license, seek and obtain registrations of Intellectual Property Rights (subject to paragraph (a) above) and otherwise commercially and non-commercially exploit and deal with any derivative works of the Joint Developments independently created by or for such Party, whether or not competitive with any items created by or for the other party; and (c) authorize any third party to take any action described in (a) or (b) above.
Each Party shall take, at the other Party's expense, any actions (including, without limitation, execution and delivery of affidavits and other documents) reasonably requested by the other Party to effect, perfect or confirm the other Party's or its designee's right, title and interest any Joint Developments. As used herein, "Joint Development" means any Technology that is developed (as permitted by this Agreement) by either Party or jointly by the Parties specifically (a) to link or communicate between the Amazon.com Site and the drugstore.com Site or (b) for use on both the Amazon.com Site and the drugstore.com Site in connection with the activities contemplated by this Agreement; provided, however, that the Joint Developments will not include, without limitation, any ACI-Furnished Items, any drugstore.com Furnished Items or any adaptation, modification, improvement or derivative work of the Amazon.com Site Functionality or of the drugstore.com Site Functionality that is developed (as permitted by this Agreement) by either Party or jointly by the Parties unless such item is so developed specifically to link or communicate between the Amazon.com Site and the drugstore.com Site.

     6.2 ACI License. ACI hereby grants to drugstore.com, during the Term, a non-exclusive, non-transferable license to use the ACI-Furnished Items and ACI-Owned Developments supplied by ACI as is reasonably necessary to perform its obligations under this Agreement; provided, however, that drugstore.com shall not use Trademarks of ACI, Amazon.com or their Affiliates, including in any advertising, without ACI's prior written consent, unless such use conforms to a written Trademark use policy previously furnished by ACI to drugstore.com. All goodwill arising out of any use of any of ACI's, Amazon.com's or their Affiliate's Trademarks by, through or under drugstore.com will inure solely to the benefit of ACI, Amazon.com or such Affiliate, as the case may be.

     6.3 drugstore.com License. drugstore.com hereby grants to ACI, during the Term, a non-exclusive, non-transferable license to use the drugstore.com-Furnished Items and drugstore.com Owned-Developments as is reasonably necessary to perform its obligations under this Agreement; provided, however, that ACI shall not use drugstore.com's Trademarks, including in any advertising, without the drugstore.com's prior written consent, unless such use conforms to a written trademark use policy previously furnished by drugstore.com to ACI. All goodwill arising out of any use of any of drugstore.com's marks by, through or under ACI will inure solely to the benefit of drugstore.com.

     6.4 Non-Disparagement. Neither drugstore.com nor ACI or Amazon.com will use the other Party's Trademarks in a manner that disparages the other Party or its products or services, or portrays the other Party or its products or services in a false, competitively adverse or poor light. Each of drugstore.com and ACI and Amazon.com will comply with the other Party's requests as to the use of the other Party's Trademarks and will avoid knowingly taking any action that diminishes the value of such marks.

Section 7.  Representations; Indemnification

     7.1 Representations. Each party represents and warrants to the other that: (a) it has the full corporate right, power and authority to enter into this Agreement and perform its obligations hereunder; (b) its performance of this Agreement, and the other party's exercise of such other party's rights under this Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any agreement by which it is bound; (c) when executed and delivered, this Agreement will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms; and (d) it will comply with all applicable laws, regulations and orders of any governmental authority of competent jurisdiction in its performance of this Agreement.

     7.2 Indemnity. ACI and drugstore.com (as applicable, the "Indemnifying Party") will each defend, indemnify and hold harmless the other Party (the "Indemnified Party") and its Affiliates (and their respective employees, directors and representatives) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of any third party claim or action, to the extent it is based on (a) the operation or content of the Indemnifying Party's Site (other than any items or materials supplied by the Indemnified Party), (b) any actual or alleged breach of the Indemnifying Party's representations or warranties set forth in
Section 7.1 above, or (c) any actual or alleged infringement of any Intellectual Property Rights by any materials provided by the Indemnifying Party to the Indemnified Party for its use under this Agreement. Subject to Section 7.3, the Indemnifying Party will pay any award against the Indemnified Party and its Affiliates (and their respective employees, directors or representatives) and any costs and attorneys' fees reasonably incurred by them resulting from any such claim or action. drugstore.com will defend, indemnify and hold harmless the ACI and its Affiliates (and their respective employees, directors and representatives) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of any third party claim or action based on the offer, marketing (unless directed by ACI or Amazon.com and drugstore.com has notified ACI that drugstore.com objects to such marketing) or sale of any products or services on the Amazon.com Health and Beauty Site. ACI will defend, indemnify and hold harmless drugstore.com and its Affiliates (and their respective employees, directors and representatives) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of any third party claim or action based on the offer, marketing or sale of any products or services on the Amazon.com Product Sections other than the Amazon.com Health and Beauty Section.

     7.3  Procedure.  In connection with any claim or action described in this
Section 7, the Indemnified Party will (a) give the Indemnifying Party prompt written notice of the claim, (b) cooperate with the Indemnifying Party (at the Indemnifying Party's expense) in connection with the defense and settlement of the claim, and (c) permit the Indemnifying Party to control the defense and settlement of the claim, provided that the Indemnifying Party may not settle the claim without the Indemnified Party's prior written consent (which will not be unreasonably withheld). Further, the Indemnified Party (at its cost) may participate in the defense and settlement of the claim with counsel of its own choosing. If the Indemnifying Party chooses not to defend the claim, the Indemnifying Party may control the defense and settlement of the claim.

Section 8.  Disclaimers, Limitations and Reservations

     8.1 DISCLAIMER OF WARRANTIES. EXCEPT AS PROVIDED IN SECTION 7.1 ABOVE, NEITHER PARTY MAKES, AND EACH PARTY HEREBY WAIVES AND DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (A) THE AMOUNT OF SALES REVENUES THAT MAY OCCUR DURING THE TERM, AND (B) ANY ECONOMIC OR OTHER BENEFIT THAT THE MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT (OTHER THAN THE SPECIFIC SUMS TO BE PAID PURSUANT TO THIS AGREEMENT).

     8.2 No Consequential Damages. EXCEPT TO THE EXTENT AWARDED TO A THIRD PARTY IN A JUDGMENT AGAINST WHICH A PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 7, OR TO THE EXTENT ARISING OUT OF ANY BREACH OF SECTION 11.2, NEITHER PARTY WILL BE LIABLE (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE), PRODUCT LIABILITY OR OTHER THEORY), TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFIT, BUSINESS OR DATA) ARISING OUT OF THIS AGREEMENT.

     8.3 Responsibility for Web Sites. Subject to the express terms of this Agreement, each Party will remain solely responsible for, and retains sole control over, the programming, content and conduct of transactions on its Site. In the event that either Party receives from a third party a bona fide claim of infringement with a reasonable basis concerning any advertising materials or other content supplied by the other Party, such Party may remove such materials or content supplied by the other party from its Web Site at its sole discretion, pending receipt of a non-infringing replacement materials or content or satisfactory resolution of such claim, and any such removal shall not constitute a breach of this Agreement, provided that such Party first notified the other Party of such claim, made commercial reasonable efforts to discuss such claim with the other Party, and the Parties did not resolve whether materials or content should be removed within five days of such notice.

Section 9.  Exclusivity.

     9.1  Amazon.com Site.

          9.1.1 ACI and Amazon.com New Product Sections. During the Term, neither ACI nor Amazon.com will create or maintain a new Amazon.com Product Section that offers, markets and sells Drugstore Products or Beauty Products, provided, however that ACI or Amazon.com may offer Drugstore Products and Beauty Products, excluding with respect to any party other than Amazon.com, prescription products, in existing or new ACI Product Sections as long as the annual gross revenue derived from such products does not exceed 15% of the combined annual gross revenue derived from sales of all products and services offered by the ACI Product Sections offering such products (excluding the Amazon.com Health and Beauty Section).

     9.2  Amazon.com Health and Beauty Section.

          9.2.1 Non-Drugstore Products and Non-Beauty Products. drugstore.com will not offer for sale from or through the Amazon.com Health and Beauty Section any products or services that do not constitute a Drugstore Product or a Beauty Product; provided, however, that drugstore.com may sell such products and services from or through the Amazon.com Health and Beauty Section so long as the annual gross revenue derived from the sales of such products and services do not exceed fifteen percent (15%) of the annual gross revenue derived from the sale of all products and services offered from or through the Amazon.com Health and Beauty Section.

          9.2.2 Permitted Sales. The Parties may agree from time to time in writing to offer products or services through the Amazon.com Health and Beauty Section that do not constitute a Drugstore Product or a Beauty Product, including cross-promotions of products sold in other Amazon.com Product Sections, in which case sales of such mutually agreeable products and services will not be subject to the limitations of Section 9.2.1.

     9.3 drugstore.com Site. drugstore.com may not offer for sale from or through the drugstore.com Site any product or service that does not constitute a Drugstore Product or a Beauty Product; provided, however, that drugstore.com may offer such products or services so long as annual gross revenues from sale of such products and services does not exceed fifteen percent (15%) of the annual gross revenues derived from sales of all products and services offered from or through the drugstore.com Site.

     9.4  Records; Audit.   Each Party will, during the Term and for a period of
one (1) year thereafter, maintain complete and accurate books and records sufficient to verify its compliance or non-compliance with the provisions of this Section 9. Each Party (the "Audited Party") will, upon at least thirty
(30) days' prior written request by the other Party (the "Auditing Party"), allow an independent certified public accounting firm selected by the Auditing Party and reasonably acceptable to the Audited Party to audit such books and records at the Audited Party's premises to the extent necessary to verify the Audited Party's compliance or non-compliance with the provisions of this Section 9; provided, that: (a) any such audit is conducted during normal business hours and in a manner designed to not unreasonably interfere with the Audited Party's ordinary business operations; (b) audits may not occur more frequently than once every twelve (12) months; and (c) each such audit may only cover the period commencing after the period covered by the last audit conducted pursuant to this Section, if any. The Auditing Party agrees that any information learned or disclosed by its auditor in connection with such audit is Confidential Information of the

Audited Party. If any such audit reveals any material non-compliance with the provisions of this Section 9 by the Audited Party, the Audited Party shall, within ten (10) days of its receipt of an invoice therefor, reimburse the Auditing Party for all reasonable out-of-pocket fees and expenses incurred by the Auditing Party in connection with the applicable audit.

Section 10.  Term and Termination

     10.1 Term. The Term of this Agreement will commence on the date of the Closing, and unless earlier terminated as provided elsewhere in this Agreement, will end automatically upon the three (3) year anniversary of the Launch Date.

     10.2 Termination for Breach. Without limiting any other rights or remedies (including, without limitation, any right to seek damages and other monetary relief and ACI's rights under Section 10.3) that either Party may have in law or otherwise, either Party may terminate this Agreement if the other Party materially breaches its obligations hereunder, provided that (a) the non-breaching Party sends written notice to the breaching Party describing the breach, and (b) the breaching Party does not cure the breach within thirty (30) days following its receipt of such notice.

     10.3 ACI Termination. In the event that: (a) drugstore.com at any time engages in any criminal conduct, fraud or other behavior that ACI reasonably determines is harming or is likely to materially harm the goodwill or reputation of ACI, Amazon.com or the Amazon.com Site; (b) drugstore.com has consistently failed to abide by ACI's reasonable requests with respect to the establishment of technical and customer service requirements or with respect to the implementation of Phase Two in accordance with the terms of this Agreement and ACI reasonably determines such failure is causing material harm to Amazon.com and its customers; or (d) drugstore.com becomes insolvent, admits in writing its inability to pay debts as they mature, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within sixty (60) days), the same shall be deemed a material breach of this Agreement pursuant to Section 10.2, but which is not susceptible to cure, and ACI shall be entitled to terminate this Agreement upon written notice to drugstore.com.

     10.4 drugstore.com Termination. In the event that: (a) ACI or Amazon.com at any time engages in any criminal conduct, fraud or other behavior that drugstore.com reasonably determines is harming or is likely to materially harm the goodwill or reputation of drugstore.com or the drugstore.com Site; (b) Amazon.com or ACI has consistently failed to abide by drugstore's reasonable requests with respect to the establishment of the same technical and customer service requirements Amazon.com requires of drugstore.com or with respect to the implementation of Phase Two in accordance with the terms of this Agreement and drugstore.com reasonable determines that such failure is causing material harm to drugstore.com and its customers, or (c) Amazon.com becomes insolvent, admits in writing its inability to pay debts as they mature, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within sixty (60) days), the same shall be deemed a material breach of this Agreement pursuant to Section 10.2, but which is not susceptible to cure, and drugstore.com shall be entitled to terminate this Agreement upon written notice to ACI.

     10.5  Effect of Termination.

           10.5.1 General. Upon termination of this Agreement, each Party in receipt, possession or control of the other Party's intellectual or proprietary property, information and materials (including any Confidential Information) pursuant to this Agreement must return to the other Party (or at the other Party's written request, destroy) such property, information and materials. Except as provided in Section 10.5.2, drugstore.com will promptly upon any termination of this Agreement pay to ACI a prorated portion of the Quarterly Payment due for the quarter in which termination is effective. Sections 5 through 8, 10 and 11 (together with all other provisions that reasonably may be interpreted as surviving termination or expiration of this Agreement) will survive the termination or expiration of this Agreement.

           10.5.2 Liquidated Damages for Breach. Upon termination by ACI for drugstore.com's breach pursuant to Section 10.2, drugstore.com will immediately pay ACI, as liquidated damages, and not as a penalty, such amount as mutually agreed by the Parties. Upon termination by drugstore.com for ACI's breach pursuant to Section 10.2, ACI will immediately pay, as liquidated damages, and not as a penalty, such amount as mutually agreed by the Parties. THE PARTIES ACKNOWLEDGE THAT ACTUAL DAMAGES IN THE EVENT OF ANY MATERIAL BREACH OF THIS AGREEMENT BY A PARTY WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE; THEREFORE, THE PARTIES ACKNOWLEDGE THAT THE LIQUIDATED DAMAGES SPECIFIED IN THIS
SECTION 10.5.2 HAVE BEEN AGREED UPON, AFTER NEGOTIATION, AS (A) THE PARTIES' REASONABLE ESTIMATE OF JUST COMPENSATION FOR THE DAMAGES THE NON-BREACHING PARTY WOULD SUFFER AND INCUR BY REASON OF ANY SUCH BREACHES AND (B) TOGETHER WITH TERMINATION OF THIS AGREEMENT, A PARTY'S EXCLUSIVE REMEDY AGAINST THE PARTY BREACHING THIS AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS OR BENEFITS OF ANY LAW, RULE OR REGULATION, NOW OR HEREAFTER EXISTING, THAT WOULD, IN THE EVENT OF SUCH PARTY'S MATERIAL BREACH OF THIS AGREEMENT (1) ALLOW SUCH PARTY TO CLAIM THAT THE LIQUIDATED DAMAGES SPECIFIED IN THIS SECTION 10.5.2 ARE UNREASONABLE IN AMOUNT OR CONSTITUTE A PENALTY OR (2) REQUIRE ACI TO PROVE ACTUAL LOSS IN ORDER TO COLLECT THE FULL AMOUNT OF LIQUIDATED DAMAGES.

           10.5.3 Construction by Court. To the extent that any court of competent jurisdiction determines that any provision of this Section 10.5.2 is for any reason unlawful, invalid, in violation of public policy or otherwise enforceable in whole or in part, such provision shall be narrowed in scope to the extent necessary to make the same lawful, valid and enforceable while as nearly as possible reflecting the intent of the parties as expressed in this Agreement.

Section 11.  Miscellaneous

     11.1 Independent Contractors. The Parties are entering this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between them. Neither Party will represent itself to be an employee or agent of the other or enter into any agreement or legally binding commitment or statement on the other's behalf of or in the other's name.

     11.2 Nondisclosure. Each Party will protect the Confidential Information of the other Party from misappropriation and unauthorized use or disclosure, and at a minimum, will take precautions at least as great as those taken to protect its own confidential information of a similar nature. Without limiting the foregoing, the Receiving Party will: (a) use such Confidential Information solely for the purposes for which it has been disclosed; and (b) disclose such Confidential Information only to those of its employees, agents, consultants, and others who have a need to know the same for the purpose of performing this Agreement and who are informed of and agree to a duty of nondisclosure. The Receiving Party may also disclose Confidential Information of the Disclosing Party to the extent necessary to comply with applicable law or legal process, provided that the Receiving Party uses reasonable efforts to give the Disclosing Party prompt advance notice thereof. Upon request of the other Party, or in any event upon any termination or expiration of the Term, each Party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other Party.

     Neither Party shall issue any press release or other public announcement regarding, or otherwise disclose, this Agreement or the transactions contemplated herein, or make any filing of this Agreement or other agreements relating to the transactions contemplated herein, without the consent of the other; provided, however, that if a party is required by applicable law to provide public disclosure of this Agreement or the transactions contemplated herein, such party shall use all reasonable efforts to coordinate the disclosure with the other party before issuance, including, but not limited to the submission to the Securities and Commission (and any other applicable regulatory or judicial authority) of an application for confidential treatment of certain terms (which terms shall be agreed upon by the Parties) of this Agreement. Each party shall provide to the other for review a copy of any proposed disclosure of this Agreement or its terms and any application for confidential treatment prior to any such disclosure or application is made and the parties shall work together to mutually approve such disclosure or application.

     11.3 Compliance with Laws. In its performance of this Agreement, each Party will comply with all applicable laws, regulations, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction. Except as expressly provided herein, each Party will be responsible for all costs and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement.

     11.4  Tax Treatment.

           11.4.1 The Parties acknowledge and agree that this Agreement and the transactions contemplated hereby are not intended to create any jurisdiction or authority for any governmental authority to impose any obligation to collect any sales tax, use tax or similar tax in connection with any sales of products by either Party or Amazon.com. Accordingly, both Parties, and Amazon.com, agree to take such action as the other Party may reasonably request (including, without limitation, execution of affidavits and other documents) to avoid or curtail the imposition, by reason of this Agreement or the transactions contemplated hereby, of any such obligation on a Party or Amazon.com, or the establishment of a nexus for tax purposes sufficient to grant any jurisdiction the authority to levy any sales tax, use tax or similar tax on sales of products by a Party or Amazon.com.

           11.4.2 Each Party will pay, collect, remit and otherwise be responsible for such taxes as may be imposed upon such Party with respect to any product sales, compensation, royalties or transactions under this Agreement.

     11.5 Insurance. drugstore.com and Amazon.com will at their expense obtain and maintain such policy or policies of insurance as is commercially reasonable for the transactions and business contemplated by this Agreement. Upon request from a Party, the other Party will furnish to certificates of insurance and such other documentation relating to such policies reasonably requested.

     11.6 Notices. Any notice or other communication under this Agreement given by either Party to the other Party will be in writing and must be sent to the intended recipient by registered letter, receipted commercial courier, or electronically receipted facsimile transmission (acknowledged in like manner by the intended recipient) at its address specified below its signature at the end of this Agreement, and in the case of ACI, with a copy to ACI, c/o Amazon.com, Inc., 1200 12th Avenue South, Suite 1200, Seattle, WA 98144, USA, Facsimile:
206.266.7010, Attn: General Counsel; provided, that no notice of termination of this Agreement shall be deemed properly given unless sent by registered mail to such address(es) and to the attention of such officer(s). Either Party may from time to time change such address or individual by giving the other Party notice of such change in accordance with this Section 11.4.

     11.7 Assignment. drugstore.com may not assign or delegate this Agreement or any of its rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, without ACI's prior written consent not to be unreasonably withheld, except to a wholly-owned subsidiary that agrees in writing to be bound by all the terms and conditions of this Agreement or to a corporation resulting from a Change in Control of drugstore.com that in ACI's reasonable judgment is not a competitor, provided, however, that if, after consummation of such Change in Control, ACI determines in its reasonable judgment that such corporation has become a competitor, ACI may terminate the Agreement. ACI may assign this Agreement to (a) any corporation resulting from any merger, consolidation, or other reorganization involving ACI, (b) any of its Affiliates, or (c) any person or entity to which it transfers all or substantially all of its assets; provided that the assignee agrees in writing to be bound by all the terms and conditions of this Agreement. Subject to the foregoing, this Agreement will be binding on and enforceable by the Parties and their respective successors and permitted assigns.

     11.8 Nonwaiver. To be effective, any waiver by a Party of any of its rights or the other Party's obligations under this Agreement must be made in a writing signed by the Party to be charged with the waiver. No failure or forbearance by either Party to insist upon or enforce performance by the other Party of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement or otherwise at law or in equity shall be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision, right, or remedy in that or any other instance; rather the same shall be and remain in full force and effect.

     11.9 Counterparts; Transmitted Copies. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement shall be equivalent to original documents until such time (if any) as original documents are completely executed and delivered. "Transmitted Copies" shall mean copies which are reproduced or transmitted via facsimile, or another process of complete and accurate reproduction and transmission.

     11.10 Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not intended to restrict, affect or otherwise influence the interpretation or construction of any provision of this Agreement.

     11.11 Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Washington, without reference to its choice of law rules.

     11.12 Venue. Each Party hereby irrevocably consents to exclusive personal jurisdiction and venue in the state and federal courts located in King County, Washington, with respect to any claim arising out of or related to this Agreement and each Party agrees not to commence or prosecute any such Claim other than in the aforementioned courts.

     11.13 Conflict with Existing Agreements. To extent a direct conflict exists during the Term between this Agreement and the Amended and Restated Technology License and Advertising Agreement, dated August 10, 1998, between drugstore.com, Amazon.com and Amazon.com D, Inc. (the "Technology License Agreement"), this Agreement shall supercede the Technology License Agreement; provided, however, that no license granted by either party to the other in the Technology License Agreement is superceded. To the extent a conflict exists during the Term between this Agreement and the Marketing Agreement, between drugstore.com and Amazon.com (the "Marketing Agreement"), this Agreement shall supercede the Marketing Agreement. The parties hereby agree that the reference to "a substantial and sustained marketing efforts" in the Marketing Agreement shall be deemed met by Section 3 with respect to both Parties.

     11.14 Entire Agreement. This Agreement (a) represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter and (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each Party. No breach of this Agreement by either Party shall affect the rights or obligations of either Party under any other Agreement between the Parties; rather, the same will remain in full force and effect.

ACI                                        drugstore.com:
---                                        -------------

Amazon.com Commerce Services, Inc.         drugstore.com, inc.


By:_________________________________       By:_________________________________

Title:______________________________       Title:______________________________

Date:_______________________________       Date:_______________________________



Notice Address:                            Notice Address:

ACI                                        drugstore.com, inc.
c/o Amazon.com, Inc.                       13920 S.E. Eastgate Way, Suite 300
1200 12th Avenue South, Suite 1200         Bellevue, WA  98005
Seattle, WA 98144                          Facsimile:  425.372.3808
Facsimile:  206.266.7010

                                   Exhibit A

                 SITE, TECHNICAL AND CUSTOMER SERVICE STANDARDS

                                   [To Come]

                                   EXHIBIT B

                                 PRIVACY POLICY

                                   EXHIBIT C

                             ALLOCATION OF PAYMENTS

--------------------------------------------------------------------------------
   Year                  Advertising Services           Intangible Assets
--------------------------------------------------------------------------------
     1                         $  900,000                   $29,100,000
--------------------------------------------------------------------------------
     2                         $1,050,000                   $33,950,000
--------------------------------------------------------------------------------
     3                         $1,200,000                   $38,800,000
--------------------------------------------------------------------------------

                                      -26-